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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*





                            Georgia Gulf Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   373200203
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                August 26, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:         [ ]  Rule 13d-1(b)
                                                                                                  [X]  Rule 13d-1(c)
                                                                                                  [ ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                  SCHEDULE 13G


-----------------------                                                                     -----------------------------
CUSIP No. -   373200203                                                                     Page    2    of    8    Pages
-----------------------                                                                     -----------------------------

-------------------------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      1
               ESL Partners, L.P., a Delaware limited partnership
               22-2875193
-------------------------------------------------------------------------------------------------------------------------
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) [x]
      2                                                                                                           (b) [ ]
-------------------------------------------------------------------------------------------------------------------------
      3      SEC USE ONLY

-------------------------------------------------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OR ORGANIZATION
      4
               Delaware
-------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
           NUMBER OF                          1,471,123
            SHARES                  -------------------------------------------------------------------------------------
         BENEFICIALLY               6       SHARED VOTING POWER
           OWNED BY                           0
             EACH                   -------------------------------------------------------------------------------------
           REPORTING                7       SOLE DISPOSITIVE POWER
            PERSON                            1,471,123
             WITH                   -------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                              0
-------------------------------------------------------------------------------------------------------------------------
               9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  1,751,500
-------------------------------------------------------------------------------------------------------------------------
              10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
-------------------------------------------------------------------------------------------------------------------------
                               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              11                  5.66%
-------------------------------------------------------------------------------------------------------------------------
                               TYPE OF REPORTING PERSON
              12
                                  PN
-------------------------------------------------------------------------------------------------------------------------

-----------------------                                                                     -----------------------------
CUSIP No. -   373200203                                                                     Page    3    of    8    Pages
-----------------------                                                                     -----------------------------

-------------------------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      1
               ESL Limited, a Bermuda corporation
-------------------------------------------------------------------------------------------------------------------------
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) [x]
      2                                                                                                           (b) [ ]
-------------------------------------------------------------------------------------------------------------------------
      3      SEC USE ONLY

-------------------------------------------------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OR ORGANIZATION
      4
               Bermuda
-------------------------------------------------------------------------------------------------------------------------
                                            SOLE VOTING POWER
           NUMBER OF                5         236,078
            SHARES                  -------------------------------------------------------------------------------------
         BENEFICIALLY                       SHARED VOTING POWER
           OWNED BY                 6         0
             EACH                   -------------------------------------------------------------------------------------
           REPORTING                        SOLE DISPOSITIVE POWER
            PERSON                  7         236,078
             WITH                   -------------------------------------------------------------------------------------
                                            SHARED DISPOSITIVE POWER
                                    8         0
-------------------------------------------------------------------------------------------------------------------------
               9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  1,751,500
-------------------------------------------------------------------------------------------------------------------------
              10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
-------------------------------------------------------------------------------------------------------------------------
                               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              11                  5.66%
-------------------------------------------------------------------------------------------------------------------------
                               TYPE OF REPORTING PERSON
              12                  CO
-------------------------------------------------------------------------------------------------------------------------

---------------------                                                                     -----------------------------
CUSIP No. - 373200203                                                                     Page    4    of    8    Pages
---------------------                                                                     -----------------------------

-------------------------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      1
               ESL Institutional Partners, L.P., a Delaware limited partnership
               06-1456821
-------------------------------------------------------------------------------------------------------------------------
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) [x]
      2                                                                                                           (b) [ ]
-------------------------------------------------------------------------------------------------------------------------
      3      SEC USE ONLY

-------------------------------------------------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OR ORGANIZATION
      4
               Delaware
-------------------------------------------------------------------------------------------------------------------------
                                            SOLE VOTING POWER
           NUMBER OF                5         44,299
            SHARES                  -------------------------------------------------------------------------------------
         BENEFICIALLY                       SHARED VOTING POWER
           OWNED BY                 6         0
             EACH                   -------------------------------------------------------------------------------------
           REPORTING                        SOLE DISPOSITIVE POWER
            PERSON                  7         44,299
             WITH                   -------------------------------------------------------------------------------------
                                            SHARED DISPOSITIVE POWER
                                    8         0
-------------------------------------------------------------------------------------------------------------------------
               9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  1,751,500
-------------------------------------------------------------------------------------------------------------------------
              10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
-------------------------------------------------------------------------------------------------------------------------
                               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              11                  5.66%
-------------------------------------------------------------------------------------------------------------------------
                               TYPE OF REPORTING PERSON
              12
                                  PN
-------------------------------------------------------------------------------------------------------------------------

                                                   -----------------------------
                                                   Page    5    of    8    Pages
                                                   -----------------------------

Item 1(a)        Name of Issuer:

                 Georgia Gulf Corporation

Item 1(b)        Address of Issuer's Principal Executive Offices:

                 400 Perimeter Center Terrace, Suite 595
                 Atlanta, Georgia 30346

Item 2(a)        Names of Persons Filing:

                 ESL Partners, L.P.
                 ESL Limited
                 ESL Institutional Partners, L.P.

Item 2(b)        Addresses of Principal Business Offices:

                 ESL Partners, L.P. and ESL Institutional Partners, L.P.:
                 One Lafayette Place
                 Greenwich, CT 06830

                 ESL Limited
                 Hemisphere House
                 9 Church Street
                 Hamilton, Bermuda

Item 2(c)        Citizenship:

                 ESL Partners, L.P. -- Delaware
                 ESL Limited -- Bermuda
                 ESL Institutional Partners, L.P. -- Delaware

Item 2(d)        Title of Class of Securities:

                 Common Stock, par value $.01 per share

Item 2(e)        CUSIP Number:

                 373200203

                                                   -----------------------------
                                                   Page    6    of    8    Pages
                                                   -----------------------------

Item 3           Status of Persons Filing:

                 (a)   [ ]  Broker or dealer registered under section 15 of
                            the Act (15 U.S.C. 78o);
                 (b)   [ ]  Bank as defined in section 3(a)(6) of the Act (15
                            U.S.C. 78c);
                 (c)   [ ]  Insurance company as defined in section 3(a)(19)
                            of the Act (15 U.S.C. 78c);
                 (d)   [ ]  Investment company registered under section 8 of
                            the Investment Company Act of 1940 (15 U.S.C.
                            80a-8);
                 (e)   [ ]  An investment adviser in accordance with Section
                            240.13d-1(b)(1)(ii)(E);
                 (f)   [ ]  An employee benefit plan or endowment fund in
                            accordance with Section 240.13d-1(b)(1)(ii)(F);
                 (g)   [ ]  A parent holding company or control person in
                            accordance with Section 240.13d-1(b)(1)(ii)(G);
                 (h)   [ ]  A savings association as defined in Section 3(b)
                            of the Federal Deposit Insurance Act (12 U.S.C.
                            1813);
                 (i)   [ ]  A church plan that is excluded from the definition
                            of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
                 (j)   [ ]  Group, in accordance with Section
                            240.13d-1(b)(1)(ii)(J).

Item 4           Ownership:

                 (a) Amount Beneficially Owned: 1,751,500 shares of Common Stock, par value $.01 per share.

                       This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), and ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"). The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation. ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM") is the general partner of Institutional. In the aforementioned capacities, ESL, Limited, and Institutional each may be deemed to be the beneficial owner of the shares of Georgia Gulf Corporation common stock beneficially owned by the other members of the group.

                       As of September 8, 1998, (i) ESL was the record owner of 1,471,123 shares of common stock of Georgia Gulf Corporation; (ii) Limited was the record owner of 236,078 shares of common stock of Georgia Gulf Corporation; and (iii) Institutional was the record owner of 44,299 shares of common stock of Georgia Gulf Corporation.

                 (b)   Percent of Class: 5.66%.

                                                   -----------------------------
                                                   Page    7    of    8    Pages
                                                   -----------------------------

                 (c)   Number of shares as to which each person has:

                       (i)   sole power to vote or to direct the vote:

                                  See Item 5 of each cover page.

                       (ii)  shared power to vote or to direct the vote: 0.

                       (iii) sole power to dispose or to direct the
                             disposition of:

                                  See Item 7 of each cover page.

                       (iv) shared power to dispose or to direct the disposition of: 0.

Item 5           Ownership of 5% or Less of a Class:

                 Not applicable.

Item 6           Ownership of More than 5% on Behalf of Another Person:

                 Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By The Parent Holding
                 Company:

                 Not applicable

Item 8           Identification and Classification of Members of the Group:

                 See Item 4(a).

Item 9           Notice of Dissolution of Group:

                 Not applicable

Item 10          Certification:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                   -----------------------------
                                                   Page    8    of    8    Pages
                                                   -----------------------------

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 8, 1998

                           ESL PARTNERS, L.P.

                           By:   RBS Partners, L.P., its general partner
                           By:   ESL Investments, Inc., its general partner

                                 By:        /s/ Edward S. Lampert
                                      ------------------------------------------
                                            Edward S. Lampert
                                            President

                           ESL LIMITED

                           By:   ESL Investment Management, LLC,
                                 its investment manager

                                 By:        /s/ Edward S. Lampert
                                      ------------------------------------------
                                            Edward S. Lampert
                                            Managing Member

                           ESL INSTITUTIONAL PARTNERS, L.P.

                           By:   RBS Investment Management, LLC, its general
                                 partner

                                 By:        /s/ Edward S. Lampert
                                      ------------------------------------------
                                            Edward S. Lampert
                                            Managing Member

                                    EXHIBITS

Exhibit 1 Joint Filing Agreement, dated as of September 8, 1998, entered into by and among ESL Partners, L.P., ESL Limited, and ESL Institutional Partners, L.P.